Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

February 2, 2018

LHC Group, Inc.

901 Hugh Wallis Rd South

Lafayette, LA 70508

Ladies and Gentlemen,

We have acted as U.S. federal income tax counsel to LHC Group, Inc. (“LHC”) in connection with negotiating the Agreement and Plan of Merger among LHC, Hammer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of LHC (“Merger Sub”), and Almost Family, Inc., a Delaware corporation (“Almost Family”) dated as of November 15, 2017 (the “Agreement”). Capitalized terms in this opinion are defined in the Agreement. You have asked us to issue this opinion as required by section 8.3 of the Agreement.

LHC has filed with the Securities and Exchange Commission (“SEC”) on December 21, 2017, under the Securities Act of 1933, a Registration Statement on Form S-4, as amended and including the proxy statement forming a part thereof (the “Registration Statement”), in connection with the Merger. If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Merger Sub will merge with and into Almost Family, the separate corporate existence of Merger Sub will cease and Almost Family will continue as the surviving corporation and a wholly-owned subsidiary of LHC. Pursuant to the Merger, the holders of shares of Almost Family common stock will be entitled to receive for each share of Almost Family common stock held by them, the number of shares of LHC common stock determined pursuant to the Agreement (or cash in lieu of any fractional shares).

In connection with this opinion, we have examined, and relied on: (i) the Agreement, (ii) the Registration Statement, (iii) the certificate of facts supplied by LHC and the certificate of facts supplied by Almost Family, each dated the date hereof, delivered to us for purposes of this opinion (the “Certificates”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate, certified, or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In rendering this opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are, and will remain, true, complete, and correct at all times up to and including the Effective Time, (iii) the representations made in the Certificates are, and will remain, true, complete,

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February 2, 2018

and correct at all times up to and including the Effective Time, (iv) any representations made in the Certificates or the Agreement qualified by belief, expectation, knowledge, materiality ,or any similar qualification are true, correct, and complete without such qualification, and (v) any other assumption necessary for the opinion, and proper to assume. We have also assumed that the parties have complied with, and will continue to comply with, the covenants contained in the Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility, and are under no obligation, to inform you of any such change or inaccuracy that may occur or come to our attention. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein, it is our opinion that for U.S. federal income tax purposes, the Merger should constitute a “reorganization” within the meaning of Code Section 368(a) of the Code.

This opinion is delivered to and may be relied upon only by the addressee above, our only client in this engagement, and is being delivered prior to the consummation of the proposed Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof and is limited to the tax matters specifically covered hereby and may not be relied upon for any other purpose without our prior written consent. No opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal income tax law.

We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Alston & Bird LLP